Exhibit 77K

                  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

PricewaterhouseCoopers LLP ("PwC") served as independent auditors for the International Value Fund, a series of the Trust. On May 28, 2003 the Fund's Board dismissed PwC and selected KPMG LLP ("KPMG") as independent auditors for the International Value Fund for fiscal year ending October 31, 2003 upon the recommendation of the Fund's Audit Committee. During the two most recent fiscal years and through May 28, 2003, there was no disagreement with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

The audit reports of PwC on the financial statements of the ING International Value Fund as of and for the years ended October 31, 2002 and October 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The Fund has requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated June 25, 2003, is filed as an Exhibit to this Form N-SAR.